UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
COINSTAR, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-22555	94-3156448
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)
1800 – 114th Avenue SE
Bellevue, Washington 98004
(Address of principal executive offices) (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so	Name of each exchange on which
registered:	each class is to be registered:

Common Stock, par value $0.001	NASDAQ Global Select Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☐
Securities Act registration statement file number to which this form relates: Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: Not applicable.

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
Signature

AMENDMENT NO. 1 TO FORM 8-A
This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) filed with the Securities and Exchange Commission (the “SEC”) on May 12, 1997 by Coinstar, Inc., a Delaware corporation (the “Company”), as set forth below.
Item 1. Description of Registrant’s Securities to be Registered.
On April 17, 2008, the Company and Computershare Trust Company N.A. (as successor to American Securities Transfer & Trust, Inc.), as rights agent, entered into an Amendment (the “Amendment”) to the Rights Agreement, dated as of November 12, 1998, between the Company and American Securities Transfer & Trust, Inc. (the “Rights Agreement”). The Amendment changed the date for expiration, from November 12, 2008 to April 17, 2008, of the previously-issued right dividend of one right in respect of each share of common stock to purchase shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) issued pursuant to the Rights Agreement, and thereby terminated the Rights Agreement. On November 24, 2008, the Company filed with the Secretary of State of the State of Delaware a certificate eliminating from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock.
Information with respect to the Registrant’s Common Stock is incorporated herein by reference to the section captioned “Description of Capital Stock” to the registrant’s Registration Statement on Form S-3, filed with the SEC on November 25, 2008 under the Securities Act of 1933, as amended.
Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Registration Statement on Form S-4 filed on August 8, 1997 (No. 333-33233)).

3.2	Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K filed on April 3, 2008 (File Number 000-22555)).

4.1	Amendment to the Rights Agreement, dated as of April 17, 2008, between Coinstar, Inc. and Computershare Trust Company N.A. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2008).

Signature
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COINSTAR, INC.

Registrant

Date: November 25, 2008	/s/ BRIAN V. TURNER

Brian V. Turner
Chief Financial Officer